Exhibit 7.03

FERTITTA GAMING LLC

10801 West Charleston Boulevard, Suite 600

Las Vegas, Nevada 89135

Attention:  Frank J. Fertitta III

April 12, 2010

German American Capital Corporation

60 Wall Street, 10th Floor

New York, New York 10005

Attention: Robert W. Pettinato

JP Morgan Chase Bank, N.A.

383 Madison Avenue, 31st Floor

New York, New York 10179

Attention: Joseph Geoghan and Scott Dauer

Gentlemen:

Reference is made to that certain Plan Support Agreement, dated as of March 24, 2010 (together with the exhibits, annexes and other attachments thereto, as amended, modified or otherwise changed from time to time, the “PSA”), by and among (a) German American Capital Corporation and JP Morgan Chase Bank, N.A. (collectively, the “Mortgage Lenders”) in their capacities as lenders under that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008, pursuant to which the Mortgage Lenders made loans and other financial accommodations to FCP Propco, LLC (“PropCo”); (b) Deutsche Bank AG in its capacity as Party A under an interest rate swap transaction evidenced by that certain Confirmation dated as of November 29, 2007, and modified by that certain Novation Confirmation dated as of March 5, 20   , with PropCo as a counterparty; (c) Fertitta Gaming LLC, a Nevada limited liability company (“FG”); and (d) Frank J. Fertitta III and Lorenzo J. Fertitta (the “Fertittas”).  Capitalized terms used herein have the meanings given to such terms in the PSA, including without limitation Attachment 1 to the PSA (such Attachment 1, including the annexes and other attachments thereto, as amended, modified or otherwise changed from time to time, hereinafter the “Term Sheet”).

Subject to the conditions set forth herein and in the PSA, each of the Fertittas and FG (collectively, the “Fertitta Investors”) agrees that FG (or an entity controlled by the Fertittas) will, and the Fertittas agree that they will cause FG to (or an entity controlled by the Fertittas to), on the Effective Date (as defined below), purchase from the Mortgage Lenders, pro rata in proportion to the New Propco Equity owned by each (or as otherwise agreed by the Mortgage Lenders) and on the other terms and conditions set forth in the PSA (including, without limitation, the Term Sheet), (i) 50% of the New Propco Equity and (ii) the FG Warrants, for an aggregate cash purchase price of $85,650,000 (such sum, the “Commitment Amount” and such purchase, the “Fertitta Investment”).  The Fertitta Investors will not be under any obligation to make or cause to be made the Fertitta Investment until a plan of reorganization with respect to PropCo that has been approved by the Fertitta Investors and the Mortgage Lenders has been confirmed by the Bankruptcy Court and the effective date of such plan (the “Effective Date”) shall have occurred (or shall occur concurrently with the Fertitta Investment).

Each of the Fertitta Investors makes the following representations and warranties to the Mortgage Lenders: (a) this letter agreement is a legal, valid and binding obligation of such Fertitta Investor, enforceable against such Fertitta Investor in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; (b) such Fertitta Investor has all requisite power and authority to enter into this letter agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this letter agreement; (c) the execution and delivery of this letter agreement and the performance of the obligations hereunder of such Fertitta Investor has been duly authorized by all necessary action of such Fertitta Investor; (d) the execution, delivery and performance of this letter agreement does not and shall not: (i) violate any provision of law, rule or regulations applicable to such Fertitta Investor or any of its subsidiaries; or (i) violate FG’s certificate of formation, operating agreement or other organizational documents or those of any of its subsidiaries; (e) the Fertitta Investors have sufficient funds available to pay the Commitment Amount; (f) the Fertittas, through their family trusts, own 68% of the equity interests in, and control, FG; and (g) 32% of the equity interests in FG are owned by two entities that are owned by the Fertittas’ children.

Notwithstanding any other term or condition of this letter agreement or the PSA, (i) under no circumstances shall the collective liability of the Fertitta Investors for any breaches of their obligations hereunder exceed, in the aggregate, the Commitment Amount and (ii) no party shall be liable hereunder for any special, indirect, consequential or punitive damages.  There is no express or implied intention to benefit any person or entity not party hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the parties hereto.  The Fertitta Investors may not assign this letter agreement or any of their respective obligations hereunder.

The parties hereby acknowledge that the rights of the parties under this letter agreement are unique and that remedies at law for breach or threatened breach of any provision of this letter agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this letter agreement, in addition to any remedies at law (including seeking monetary damages), the parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the parties hereby waive any objection to the imposition of such relief.

This letter agreement shall automatically terminate and be of no further force or effect without further action by the parties hereto upon the termination of the PSA.  Except as provided in the immediately preceding sentence, this letter agreement may not be terminated or amended, and no provision of this letter agreement may be waived or modified, except by an instrument in writing signed by the Fertitta Investors and the Mortgage Lenders.

THIS LETTER AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED

IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.  By its execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this letter agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court. By execution and delivery of this letter agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

All notices, requests and other communications to any party hereunder shall be in writing and shall be given to the undersigned at the address set forth in the first page of this letter agreement or such other address as such party may hereafter specify by notice to the other parties hereto.  Each such notice, request or other communication given by personal delivery, mail or courier shall be effective when received.

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Very truly yours,

FERTITTA GAMING LLC

By:	/s/ Frank J. Fertitta III
Name:
Title:

Frank J. Fertitta III

/s/ Frank J. Fertitta III

Lorenzo J. Fertitta

/s/ Lorenzo J. Fertitta

Agreed and Accepted, this        day of April, 2010:

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Robert Pettinato
Name: Robert Pettinato
Title: Managing Director

By:	/s/ John K. Beacham
Name: John K. Beacham
Title: Director

JP MORGAN CHASE BANK, N.A.

By:	/s/ Scott B. Dauer
Name: Scott B. Dauer
Title: Executive Director